VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement") is entered into this 14th day of December, 2005, by and among, RVISION, INC., a Nevada corporation formerly known as Eagle Lake Incorporated (the "Company"), GREGORY E. JOHNSTON ("Johnston") and BRIAN M. KELLY ("Kelly"), both of whom are stockholders of the Company. Johnston and Kelly are sometimes collectively referred to herein as the "Stockholders."

                                    PREMISES

         Pursuant to that certain Consolidation Agreement by and among Eagle Lake Incorporated, a Nevada corporation, and the equity owners of RVision, LLC, a California limited liability company, and Custom Federal, Inc., a California corporation and Howard S. Landa, an individual and officer and director of Eagle Lake Incorporated (the "Consolidation Agreement"), the Stockholders have received and may receive additional shares of voting common stock of the Company. The Stockholders would not have entered into the Consolidation Agreement with the Company and consummated the transactions contemplated by the Consolidation Agreement in the absence of this Agreement, which is being entered into as a condition to the consummation of the transactions contemplated by the Consolidation Agreement.

                                    AGREEMENT

         NOW, THEREFORE, upon the foregoing premises, which are incorporated herein by reference, and in consideration of the mutual covenants herein contained and other valuable consideration, the parties, intending to be legally bound, hereby agree as follows.

         1. Agreement to Vote. Each Stockholder hereby agrees on behalf of such Stockholder and any transferee or assignee of any such shares, to vote its respective shares of common stock of the Company and any other shares of voting securities of the Company now owned or hereafter acquired or controlled by such Stockholder as a result of the consummation of the transactions contemplated by the Consolidation Agreement, including any shares subsequently issuable thereunder, the exercise of options or other rights by such Stockholder, or any other transaction or occurrence (collectively, "Voting Stock"), at any regular or special meeting of the stockholders, or pursuant to any action by written consent of the stockholders, in accordance with the provisions of this Agreement.

         2. Board Size. The Stockholders shall vote at any regular or special meeting of the stockholders, or pursuant to any action by written consent of the stockholders, their respective shares of Voting Stock to ensure that the size of the board of directors (the "Board") of the Company shall consist of at least three directors.

         3. Election of Directors. In any election of directors of the Company, the Stockholders shall each vote at any regular or special meeting of the stockholders, or pursuant to any action by written consent of the stockholders, their respective shares of Voting Stock to elect and maintain the election of Johnston and Kelly to the Board of the Company.

         4. Amendment to Bylaws. The Stockholders shall vote at any regular or special meeting of the stockholders, or pursuant to any action by written consent of the stockholders, their respective shares of Voting Stock, and otherwise use all commercially reasonable efforts as stockholders of the Company, to prevent any amendment of the bylaws inconsistent with this Agreement.

         5. Termination. This Agreement and the respective rights and obligations of the Stockholders hereto shall terminate on the date (the "Termination Date") that is the earlier of:

                  (a) the Company's receipt, after the Closing Date, from the sale of securities for cash of at least $12,000,000 in Net New Capital as defined in the Consolidation Agreement;

                  (b) the fifth anniversary of the date of this Agreement as first set forth above; or

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                  (c) if the Company's common stock is quoted for trading on the
         Nasdaq National Market System ("Nasdaq") or a securities exchange registered under the Exchange Act ("Exchange"), and if and only if the rules and regulations of the Nasdaq or such Exchange specifically prohibit such voting agreement, which prohibition cannot be cured by the appointment of additional independent directors, then this Agreement will be terminated.

         6. Legend on Share Certificates. Each certificate representing any Voting Stock held by the Stockholders shall be endorsed by the Company with a legend reading substantially as follows:

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

         7. Covenants of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate, or reasonably requested by the Stockholders hereunder, in order to protect the rights of the Stockholders hereunder against impairment.

         8. Grant of Proxy. Upon the failure of any Stockholder to vote its shares of Voting Stock in accordance with the terms of this Agreement, such Stockholder hereby grants to the other Stockholder a proxy coupled with an interest in all Voting Stock owned by such Stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this
Section 8 is amended to remove such grant of proxy in accordance with Section 10 hereof, to vote all such shares of Voting Stock in the manner provided in Sections 1, 2, 3, and 4 hereof.

         9. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Stockholder for the breach of this Agreement by any other party to this Agreement, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

         10. Manner of Voting. The voting of the shares of Voting Stock pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

         11. Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company's voting securities hereafter to any of the Stockholders hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.

         12. General

                  (a) This Agreement shall be construed and enforced in accordance with the laws of the state of California without regard to conflicts of law principles thereof.

                  (b) The Stockholders and the Company shall execute such documents and take such further actions, including voting their Voting Stock and causing their respective director designees to vote as members of the Board or committees thereof, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including taking actions as stockholders of the Company to cause the Company to comply with the obligations imposed on the Company under this Agreement.

                  (c) In addition to any restriction on transfer that may be imposed by any other agreement by which the Company and the Stockholders hereto may be bound, this Agreement shall be binding upon the Company, the Stockholders, their respective heirs, successors, transferees, and assigns and to such additional individuals or entities that may become stockholders of the Company and that desire to become parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto as if such transferee's signature appeared on the signature pages hereto. By its execution hereof or any Adoption Agreement, each of the parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement that may be required to be delivered hereunder.

                  (d) This Agreement contains the entire agreement among the parties hereto regarding the subject matter hereof, and there are no agreements, representations, or warranties with respect to such subject matter that are not set forth herein. All prior negotiations, agreements, and understandings are superseded hereby.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date hereof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  (f) If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal, and unenforceable provision shall be reformed and construed to be valid, legal, and enforceable to the maximum extent permitted by law.

         IN WITNESS WHEREOF, the Company and the Stockholders have executed this Agreement as of the day and year first above written.

                                                 RVISION, INC.

                                                 /s/ Gregory E. Johnston
                                                 -------------------------------
                                                 By: GREGORY E. JOHNSTON
                                                 Its:  Chief Executive Officer

                                                 /s/ Gregory E. Johnston
                                                 -------------------------------
                                                 GREGORY E. JOHNSTON

                                                 /s/ Brian M. Kelly
                                                 -------------------------------
                                                 BRIAN M. KELLY

                                    EXHIBIT A

                               ADOPTION AGREEMENT

         This Adoption Agreement ("Adoption Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of _____________, 2005 (the "Agreement"), by and among RVISION, INC., a Nevada corporation formerly known as Eagle Lake Incorporated (the "Company"), GREGORY E. JOHNSTON ("Johnston") and BRIAN M. KELLY ("Kelly"), both of whom are stockholders of the Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

                  (a) Acknowledgment. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the "Stock"), subject to the terms and conditions of the Agreement.

                  (b) Agreement. Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto.

                  (c) Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

         EXECUTED AND DATED this ___ day of ____________, __________.


                                                TRANSFEREE:

                                                ________________________________
                                                Signature of Transferee

                                                ________________________________
                                                Transferee name:

                                                ________________________________
                                                Address:

                                                ________________________________
                                                City, State and Zip

                                                Fax: ___________________________

                                                Accepted and Agreed:

                                                COMPANY

                                                By: ____________________________
                                                Title: _________________________